Exhibit 99.1
EARNINGS RELEASE
By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104
CONTACTS:

Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE
__________________________________________________________________________________________________________________________________________________________________________
EXPEDITORS REPORTS FIRST QUARTER 2018 EPS OF $0.76
SEATTLE, WASHINGTON - May 8, 2018, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced first quarter 2018 financial results including the following highlights compared to the same quarter of 2017:

•	Diluted Net Earnings Attributable to Shareholders per share (EPS1) increased 49% to $0.76

•	Net Earnings Attributable to Shareholders increased 45% to $136 million

•	Operating Income increased 32% to $193 million

•	Revenues increased 20% to $1.9 billion

•	Net Revenues[2] increased 21% to $636 million

•	Airfreight tonnage volume and ocean container volume both increased 5%

“Building from a strong second half of 2017, we continued to execute well across all of our services during the quarter,” commented Jeffrey S. Musser, President and Chief Executive Officer. “We added profitable growth from new and existing customers and benefitted from favorable buying opportunities in certain markets. All across our global network, our people exercised pricing discipline while securing capacity to deliver the services and solutions our customers need. All told, this quarter showcases the best of our Company’s capabilities and our relentless drive for excellence."

“Compared with the robust volume growth in the first quarter a year ago,” Mr. Musser continued, “this quarter’s volume increases and financial performance track more in line with our historical performance and demonstrates our ability to execute and generate profitable growth. Demand has remained strong and we have continued to invest in people, processes and technology to efficiently handle the increased volumes across all products.”

Bradley S. Powell, Senior Vice President and Chief Financial Officer, added, “These investments, including investments in facilities and equipment, will enhance our efficiencies. While investing for growth, we remain deliberate in how we commit resources and once again realized our target 30% operating efficiency (operating income as a percentage of net revenue) during the quarter.” Mr. Powell further commented that the Company’s effective tax rate for the quarter was 31.1%, compared to 37.3% a year ago. He also reiterated that the impact of the 2017 Tax Act on the Company’s effective tax rate in future periods will largely depend on the mix of pretax earnings that are generated in its U.S. and foreign operations, as well as further interpretation of and guidance to be issued on the new tax law.

Expeditors is a global logistics company headquartered in Seattle, Washington. The Company employs trained professionals in 177 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.

_______________________
1Diluted earnings attributable to shareholders per share.
2Non-GAAP measure calculated as revenues less directly related operating expenses attributable to the Company's principal services. See reconciliation on the last page of this release.
NOTE: See Disclaimer on Forward-Looking Statements on the following page of this release.

Expeditors International of Washington, Inc.
First Quarter 2018 Earnings Release, May 8, 2018
Financial Highlights for the Three months ended March 31, 2018 and 2017 (Unaudited)
(in 000's of US dollars except per share data)

	Three months ended March 31,
	2018	2017	% Change
Revenues[1]	$1,854,262	$1,545,132	20%
Net revenues[2]	$635,838	$527,605	21%
Operating income	$192,818	$146,114	32%
Net earnings attributable to shareholders	$135,692	$93,264	45%
Diluted earnings attributable to shareholders per share	$0.76	$0.51	49%
Basic earnings attributable to shareholders per share	$0.77	$0.52	48%
Diluted weighted average shares outstanding	179,416	182,094
Basic weighted average shares outstanding	175,900	180,062
_______________________
1Effective January 1, 2018, the Company adopted required new revenue recognition guidance, resulting in a $22 million net reduction to the opening balance of retained earnings. In addition, in conjunction with the adoption of new revenue recognition guidance, the Company also changed the presentation of certain warehouse and distribution revenues from a net to a gross basis, which increased both revenues and operating expenses in customs brokerage and other services by approximately $50 million in the first quarter of 2018. Comparative prior year revenues (and the related volume information in the table below) has not been adjusted and continues to be reported under the Company's historical policies. 2018 reported revenues (and the related volume information) are reported under the Company's new revenue recognition accounting policies.
2Non-GAAP measure calculated as revenues less directly related operating expenses attributable to the Company's principal services. See reconciliation on the last page of this release.

During the three-month periods ended March 31, 2018 and 2017, we repurchased 2.7 million and 1.0 million shares of common stock at an average price of $64.76 and $56.49 per share, respectively.

	Employee Full-time Equivalents as of March 31,
	2018	2017
North America	6,264	5,947
Europe	3,132	2,816
North Asia	2,579	2,645
South Asia	1,582	1,494
Middle East, Africa and India	1,478	1,544
Latin America	811	770
Information Systems	888	873
Corporate	351	340
Total	17,085	16,429

	First quarter year-over-year percentage increase (decrease) in:
	Airfreight kilos	Ocean freight FEU
2018
January	10%	(1)%
February	1%	27%
March	3%	(5)%
Quarter	5%	5%

_______________________
Investors may submit written questions via e-mail to: investor@expeditors.com. Questions received by the end of business on May 11, 2018 will be considered in management's 8-K “Responses to Selected Questions” expected to be filed on or about May 21, 2018.

Disclaimer on Forward-Looking Statements:
Certain portions of this release contain forward-looking statements, which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties, including comments on our ability to execute and generate profitable growth; benefitting from favorable buying opportunities in certain markets; the strength of demand; our ability to efficiently handle increased volumes across all products; our ability to reach and maintain our target rate of operating efficiency; investments enhancing our efficiency; the impact of the 2017 Tax Act on our effective tax rate; volatility in equity markets; energy and fuel prices; political changes; foreign exchange rates; regulatory actions or changes or the unpredictable acts of competitors and other risks; and risk factors and uncertainties detailed in our Annual Report as updated by our reports on Form 10-Q, filed with the Securities and Exchange Commission.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$1,132,901	$1,051,099
Accounts receivable, net	1,326,168	1,414,741
Deferred contract costs	120,861	—
Other current assets	58,161	75,612
Total current assets	2,638,091	2,541,452
Property and equipment, net	531,068	525,203
Goodwill	7,927	7,927
Deferred Federal and state income taxes, net	7,402	13,207
Other assets, net	27,993	29,219
	$3,212,481	$3,117,008
Liabilities and Equity
Current Liabilities:
Accounts payable	$812,200	$866,305
Accrued expenses, primarily salaries and related costs	222,212	206,320
Contract liabilities	147,236	—
Federal, state and foreign income taxes	17,233	20,494
Total current liabilities	1,198,881	1,093,119
Noncurrent Federal income taxes payable	31,334	29,516

Commitments and contingencies

Shareholders’ Equity:
Preferred stock; none issued	—	—
Common stock, par value $0.01 per share. Issued and outstanding 174,308 shares at March 31, 2018 and 176,374 shares at December 31, 2017	1,743	1,764
Additional paid-in capital	1,198	546
Retained earnings	2,041,520	2,063,512
Accumulated other comprehensive loss	(64,992)	(73,964)
Total shareholders’ equity	1,979,469	1,991,858
Noncontrolling interest	2,797	2,515
Total equity	1,982,266	1,994,373
	$3,212,481	$3,117,008

08-May-2018	Expeditors International of Washington, Inc.	Page 3 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2018	2017
Revenues:
Airfreight services	$731,227	$615,545
Ocean freight and ocean services	520,883	493,759
Customs brokerage and other services	602,152	435,828
Total revenues	1,854,262	1,545,132
Operating Expenses:
Airfreight services	513,504	443,404
Ocean freight and ocean services	379,418	366,063
Customs brokerage and other services	325,502	208,060
Salaries and related costs	339,895	292,580
Rent and occupancy costs	36,913	28,130
Depreciation and amortization	13,922	11,927
Selling and promotion	10,965	10,915
Other	41,325	37,939
Total operating expenses	1,661,444	1,399,018
Operating income	192,818	146,114
Other Income (Expense):
Interest income	4,314	2,741
Other, net	624	298
Other income (expense), net	4,938	3,039
Earnings before income taxes	197,756	149,153
Income tax expense	61,556	55,586
Net earnings	136,200	93,567
Less net earnings attributable to the noncontrolling interest	508	303
Net earnings attributable to shareholders	$135,692	$93,264
Diluted earnings attributable to shareholders per share	$0.76	$0.51
Basic earnings attributable to shareholders per share	$0.77	$0.52
Weighted average diluted shares outstanding	179,416	182,094
Weighted average basic shares outstanding	175,900	180,062

08-May-2018	Expeditors International of Washington, Inc.	Page 4 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2018	2017
Operating Activities:
Net earnings	$136,200	$93,567
Adjustments to reconcile net earnings to net cash from operating activities:
(Recoveries) provision for losses on accounts receivable	(265)	931
Deferred income tax expense	2,853	5,593
Stock compensation expense	11,267	10,623
Depreciation and amortization	13,922	11,927
Other, net	48	(351)
Changes in operating assets and liabilities:
Decrease in accounts receivable	100,647	75,454
Decrease in accounts payable and accrued expenses	(45,844)	(18,324)
Decrease in deferred contract costs	3,407	—
Decrease in contract liabilities	(7,401)	—
Increase in income taxes payable, net	19,509	19,824
Decrease (increase) in other current assets	1,134	(3,565)
Net cash from operating activities	235,477	195,679
Investing Activities:
Purchase of property and equipment	(13,796)	(12,761)
Other, net	(431)	(671)
Net cash from investing activities	(14,227)	(13,432)
Financing Activities:
Proceeds from issuance of common stock	26,397	45,365
Repurchases of common stock	(172,360)	(53,908)
Net cash from financing activities	(145,963)	(8,543)
Effect of exchange rate changes on cash and cash equivalents	6,515	7,904
Increase in cash and cash equivalents	81,802	181,608
Cash and cash equivalents at beginning of period	1,051,099	974,435
Cash and cash equivalents at end of period	$1,132,901	$1,156,043
Taxes paid:
Income taxes	$38,519	$29,146

08-May-2018	Expeditors International of Washington, Inc.	Page 5 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Business Segment Information
(In thousands)
(Unaudited)

	UNITED STATES	OTHER NORTH AMERICA	LATIN AMERICA	NORTH ASIA	SOUTH ASIA	EUROPE	MIDDLE EAST, AFRICA AND INDIA	ELIMI- NATIONS	CONSOLI- DATED
Three months ended March 31, 2018:
Revenues from unaffiliated customers	$534,869	76,525	32,722	630,572	168,600	305,792	105,182	—	1,854,262
Transfers between geographic areas	28,881	3,562	3,387	6,017	6,550	14,188	5,355	(67,940)	—
Total revenues	$563,750	80,087	36,109	636,589	175,150	319,980	110,537	(67,940)	1,854,262
Net revenues	$277,185	30,447	14,745	137,208	44,406	98,635	33,201	11	635,838
Operating income	$69,648	9,018	2,370	69,923	15,132	19,278	7,438	11	192,818
Identifiable assets	$1,558,181	165,368	55,036	542,965	153,411	533,012	208,173	(3,665)	3,212,481
Capital expenditures	$3,171	1,528	505	784	329	7,191	288	—	13,796
Depreciation and amortization	$8,765	398	368	1,376	583	1,976	456	—	13,922
Equity	$1,247,522	68,050	27,226	278,651	105,642	160,038	128,487	(33,350)	1,982,266
Three months ended March 31, 2017:
Revenues from unaffiliated customers	$426,019	59,899	22,103	566,428	147,240	231,457	91,986	—	1,545,132
Transfers between geographic areas	24,313	2,639	3,635	5,051	5,431	9,322	4,964	(55,355)	—
Total revenues	$450,332	62,538	25,738	571,479	152,671	240,779	96,950	(55,355)	1,545,132
Net revenues	$230,785	25,793	14,916	111,833	37,995	75,958	29,731	594	527,605
Operating income	$52,346	5,051	3,451	53,352	13,224	11,646	7,043	1	146,114
Identifiable assets	$1,536,520	106,068	50,344	514,509	122,765	379,853	188,098	4,562	2,902,719
Capital expenditures	$5,242	234	255	1,240	373	5,078	339	—	12,761
Depreciation and amortization	$7,753	372	320	1,320	531	1,171	460	—	11,927
Equity	$1,192,601	51,812	27,248	371,152	105,726	118,211	119,627	(34,657)	1,951,720

08-May-2018	Expeditors International of Washington, Inc.	Page 6 of 7

Net Revenues (Non-GAAP measure)

We commonly refer to the term “net revenues” when commenting about our Company and the results of its operations. Net revenues are a Non-GAAP measure calculated as revenues less directly related operations expenses attributable to the Company's principal services. We believe that net revenues are a better measure than are total revenues when analyzing and discussing our effectiveness in managing our principal services since total revenues earned as a freight consolidator must consider the carriers' charges to us for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees earned by us. Net revenues are one of our primary operational and financial measures and demonstrates our ability to concentrate and leverage purchasing power through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings. Using net revenues also provides a commonality for comparison among various services. The following table presents the calculation of net revenues.

	Three months ended
	March 31,
(in thousands)	2018	2017
Total revenues	$1,854,262	$1,545,132
Expenses:
Airfreight services	513,504	443,404
Ocean freight and ocean services	379,418	366,063
Customs brokerage and other services	325,502	208,060
Net revenues	$635,838	$527,605

08-May-2018	Expeditors International of Washington, Inc.	Page 7 of 7